Exhibit 99.3

ITC^DELTACOM, INC.

13,604,455 Shares of Common Stock

Offered Pursuant to Rights Distributed to Record Stockholders of

ITC^DeltaCom, Inc.

December 20, 2007

To Securities Dealers, Commercial Banks,

Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by ITC^DeltaCom, Inc. (the “Company”) of shares of its Common Stock, par value $0.01 per share (the “Common Stock”), pursuant to non-transferable subscription rights (the “Rights”) distributed to all holders of record (“Recordholders”) of shares of Common Stock at 5:00 p.m., Eastern Time, on December 17, 2007 (the “Record Date”). The Rights are described in the Company’s Prospectus, dated December 19, 2007 (the “Prospectus”).

In the Rights Offering, the Company is offering an aggregate of 13,604,455 shares of its Common Stock pursuant to the Prospectus. The Rights will expire if not exercised by 5:00 p.m., Eastern Time, on January 23, 2008, unless extended in the sole discretion of the Company, consistent with its contractual obligations (such date as it may be extended, the “Expiration Date”).

As described in the accompanying Prospectus, each Recordholder will receive 1.167 Rights for each share of Common Stock owned of record as of the close of business on the Record Date, subject to adjustments to eliminate fractional rights.

Each whole Right will allow you, or your nominee, as a Recordholder, to subscribe for one share of Common Stock (the “Subscription Privilege”) at the cash price of $3.03 per share (the “Subscription Price”). Fractional Rights or cash in lieu of fractional Rights will not be issued in the Rights Offering. Fractional Rights will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that the Company offers no more than 13,604,455 shares of Common Stock in the Rights Offering. As an example, if you owned 1,000 shares of Common Stock as of the Record Date, you would receive 1,167 Rights pursuant to your Subscription Privilege, and you would have the right to purchase 1,167 shares of Common Stock in the Rights Offering pursuant to your Subscription Privilege. The Rights are evidenced by a Rights certificate (a “Subscription Rights Certificate”) registered in your name or the name of your nominee. Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to 1.167 Rights for each share of Common Stock owned by such beneficial owner as of the Record Date. Rights may not be sold, transferred, or assigned; provided, however, that Rights are transferable by operation of law (for example, the transfer of Rights to the estate of a recipient upon the recipient’s death).

As a nominee Recordholder, please take prompt action to notify your clients for whom you hold shares of Common Stock registered in your name or in the name of your own nominee concerning the Rights Offering and the procedures and deadlines that must be followed to exercise their Rights, and to obtain from your clients instructions with respect to the exercise of the Rights. If you hold shares of our Common Stock for the account(s) of more than one beneficial owner, you may exercise the number of Rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our Common Stock on the Record Date, provided that you, as a nominee Recordholder, make a proper showing to the Subscription Agent by submitting the form entitled “Nominee Holder Certification” provided to you with this letter.

All commissions, fees, and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription and Information Agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees, or expenses will be paid by the Company or the Subscription and Information Agent.

Enclosed are copies of the following documents:

1. Prospectus;

2. Instructions for Use of ITC^DeltaCom, Inc. Subscription Rights Certificates;

3. A form of letter that may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with an attached form of instruction;

4. A Beneficial Owner Election Form, on which you may obtain your clients’ instructions with regard to the Rights;

5. A Nominee Holder Certification Form; and

6. A return envelope addressed to Mellon Bank, N.A., the Subscription Agent.

Your prompt action is requested. To exercise Rights, you should deliver the properly completed and signed Subscription Rights Certificate, with payment of the Subscription Price in full for each share of Common Stock subscribed for, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Subscription Rights Certificate with payment of the Subscription Price on or prior to 5:00 p.m., Eastern Time, on the Expiration Date. All payments must be made in U.S. dollars for the full number of underlying shares being subscribed for by cashier’s or certified check or any money order payable to Mellon Bank, N.A., as Subscription Agent. Failure to return the properly completed Subscription Rights Certificate with the correct payment will result in your not being able to exercise the Rights held in your name on behalf of yourself or other beneficial owners.

A Rights holder cannot revoke the exercise of his Rights. Rights not exercised prior to the Expiration Date will expire without value.

Additional copies of the enclosed materials may be obtained from Mellon Investor Services, acting on behalf of Mellon Bank, N.A., the Information Agent for the Rights Offering, by calling toll-free (800) 777-3674. Banks and brokers please call collect at (201) 680-6654.

Very truly yours,

ITC^DELTACOM, INC.

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF ITC^DELTACOM, INC., THE SUBSCRIPTION AND INFORMATION AGENT, OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUBLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.

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